Exhibit 1

EXECUTIVE OFFICERS AND DIRECTORS

OF

EQUITABLE HOLDINGS, INC.

The names of the Directors and the names and titles of the Executive Officers of Equitable Holdings, Inc. (“EQH”), which is the sole member of Equitable Financial Services, LLC, and their business addresses and principal occupations are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to EQH and each individual is a United States citizen.

Name, Business Address	Present Principal Occupation

Seth Bernstein	Senior Executive Vice President and Head of Investment Management and Research

* Ramon de Oliveira (1)	Chairman of the Board Managing Director — Investment Audit Practice, LLC

Jose Ramon Gonzalez	Senior Executive Vice President, Chief Legal Officer and Secretary

* Francis Hondal	President, Loyalty and Engagement – Mastercard, Inc.

Jeffrey J. Hurd	Senior Executive Vice President and Chief Operating Officer

* Daniel Kaye	Retired Partner – Ernst & Young, LLP

* Joan Lamm-Tennant	Executive Advisor – Brewer Lane Ventures

Nick Lane	Senior Executive Vice President and Head of Retirement, Wealth Management and Protection Solutions

* Kristi A. Matus	Chief Financial Officer and Chief Operating Officer – Buckle, Inc.

* Mark Pearson	President and Chief Executive Officer

Name, Business Address	Present Principal Occupation

Robin M. Raju	Senior Executive Vice President and Chief Financial Officer

* Bertram L. Scott	Chairman of the Board – American Heart Association

* George Stansfield	Deputy Chief Executive Officer and Group General Secretary — AXA

* Charles G.T. Stonehill	Founding Partner – Green & Blue Advisors, LLC

*	Director
(1)	Citizen of the Republic of France